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                                                               EXHIBIT H(3)(iii)


                                  Appendix A
                          As Revised January 30, 2001

The following are the Funds for which Investment Company Capital Corp. ("ICC") shall act as accounting services agent under the terms and conditions of an Accounting Services Agreement among ICC, Deutsche Asset Management, Inc. and Morgan Grenfell Investment Trust dated September 1, 2000.

Short-Term Fixed Income Fund
Short-Term Municipal Bond Fund
Municipal Bond Fund
Fixed Income Fund
Total Return Bond Fund
Global Fixed Income Fund
Emerging Markets Debt Fund
High Yield Bond Fund